Exhibit 99.2

January 18, 2006

Board of Directors

Host Marriott Corporation

6903 Rockledge Drive

Suite 1500

Bethesda, Maryland 20817-1109

Re:	Amendment No. 1 to Registration Statement on Form S-4 of Host Marriott Corporation (File No. 333-130249), relating to the common stock, par value $0.01 per share, of Host Marriott Corporation

Ladies and Gentlemen:

Reference is made to our opinion letter, dated November 14, 2005, with respect to the fairness from a financial point of view to Host Marriott Corporation (the “Company”) of the Consideration in the aggregate to be paid by the Company and certain of its Subsidiaries for the Assets and Interests pursuant to the Master Agreement and Plan of Merger, dated as of November 14, 2005, among the Company, Host Marriott, L.P., Horizon Supernova Merger Sub, L.L.C., Horizon SLT Merger Sub, L.P., Starwood Hotels & Resorts Worldwide, Inc., Starwood Hotels & Resorts, Sheraton Holding Corporation and SLT Realty Limited Partnership. Capitalized terms not defined herein shall have the meanings set forth in such opinion.

The foregoing opinion letter was provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion under the captions “Summary — Opinion of Host Financial Advisor,” “The Transactions — Background of the Transactions,” “The Transactions — Recommendation of Host’s Board of Directors and Its Reasons for the Transactions,” and “The Transactions — Opinion of Host Financial Advisor,” and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned

Board of Directors

Host Marriott Corporation

January 18, 2006

Page Two

Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)